News Release	For Immediate Release
Contact: Jeff Laudin	February 17, 2016
Phone: 402-963-1158
Fax: 402-963-1198
Valmont Reports Fourth Quarter Loss Due To Restructuring

Initiative and Other One-time Charges and

Reinstates Annual Guidance

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment and services for agriculture, today reported fourth quarter and full year results.

•	4Q revenues of $633.8 million were down 17% year-over-year, 1/3 of the decline was foreign exchange impact

•
4Q operating loss was $17.0 million, including $3.7 million negative foreign exchange impact; excluding restructuring, impairment and other one-time charges (“charges”), operating income was $49.8 million, or 7.9% of net sales, compared with 8.7% in 2014

•	For the year, adjusted operating income as a percent of sales declined from 11.5% in 2014 to 9.1%.

•	4Q GAAP diluted loss per share was $1.34 compared with diluted earnings per share (EPS) of $1.66 in 2014; 2015 adjusted diluted EPS was $1.35 before charges

•	Full year EPS was $1.71 or $5.63 before charges, compared with $8.17 adjusted in 2014

•	Operating cash flows for the quarter and year totaled $89 million and $272 million, respectively; year-end cash balance was $349 million

•	Company reinstated annual guidance; expects 2016 diluted EPS up 12-15% from 2015 adjusted EPS of $5.63

Additional Details

•
The previously announced restructuring initiative concluded, with overhead reductions, plant consolidations and other cost actions resulting in charges of $16.0 million (pre-tax) for the quarter, and $39.9 million for the year

•	Realized approximately $8 million in benefits from these actions during 2015. Expect further cost savings benefits in 2016 of approximately $22 million

•	To enhance transparency and align with its management structure, the Company modified its reporting structure to include a new segment called Energy and Mining

•
In the Coatings segment, an additional $7.1 million of after-tax impairment charges were recorded upon completion of the goodwill impairment analysis; in the newly created Energy and Mining segment, a charge of $19.6 million of after-tax goodwill and trade name impairments was recorded

•
Other pre-tax non-recurring expenses totaled $24.0 million for the quarter. These were: an increase in the allowance for doubtful accounts of $7.0 million in the Irrigation Segment, made for a receivable from a customer in China, and a commercial settlement with a large customer requiring ongoing inspections that resulted in a provision of $17.0 million in the Utility Support Structures Segment.

•	Repurchased 0.2 million of Company shares during quarter. There is $179 remaining on the current authorization.

“2015 was a transformational year for Valmont, as we completed our planned restructuring efforts to strengthen our position amid ongoing end market softness,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “We exited the year with 14 fewer manufacturing facilities and reduced the global workforce by approximately 7%. As we look ahead, we cannot count on an improvement in the global economic environment to support our results. However, restructuring benefits and a focus on operational improvements position us well to deliver solid earnings growth in 2016.”

4Q and Full Year 2015 Financial Results

Summarized Financial Info.	Fourth Quarter 13 Weeks Ended		Year-to-Date 52 Weeks Ended
	26-Dec-15	27-Dec-14	26-Dec-15	27-Dec-14
Net Sales	$ 633,828	$ 763,137	$2,618,924	$3,123,143
Operating Income - GAAP	(17,000)	66,289	131,695	357,716
Operating Income - Adjusted *	49,789	66,289	237,527	357,716
Net Earnings - GAAP	(30,561)	40,461	40,117	183,976
Net Earnings - Adjusted *	31,104	39,398	131,798	211,943

Diluted EPS - GAAP Earnings	$ (1.34)	$ 1.66	$ 1.71	$ 7.09
Average Shares Outstanding - Diluted	22,892	24,409	23,405	25,932

Diluted EPS - Adjusted Earnings *	$ 1.35	$ 1.61	$ 5.63	$ 8.17

Average Shares Outstanding - Diluted	23,018	24,409	23,405	25,932

* Please see Reg. G reconciliation table on last page.

Segment Operating Income Reconciliation	Engineered Support Structures	Energy & Mining	Utility Support Structures	Coatings	Irrigation	Other/ Corporate

Operating income (loss) - as reported	$ 13,850	$(21,523)	$ (2,414)	$ 5,363	$ 8,305	$ (20,581)

Restructuring expenses	4,159	2,353	1,578	1,005	876	6,037

Other non-recurring charges	-	-	17,001	-	7,009	-

Impairment of goodwill and trade names	-	19,640	-	6,530	-	600

Adjusted Operating Income	$ 18,009	$ 470	$ 16,165	$ 12,898	$ 16,190	$ (13,944)

Net sales	$ 193,383	$ 78,764	$ 170,623	$ 75,731	$ 137,546

Operating Income as a % of Sales	7.2%	-27.3%	0.2%	7.1%	6.0%	NM

Adjusted Operating Income as a % of Sales	9.3%	0.6%	9.5%	17.0%	11.8%	NM
NM - Not Meaningful

For purposes of the description of fourth quarter results by segment, we will be comparing adjusted operating income for 2015 to actual operating income for 2014.  Please refer to the above table to understand the adjustments from reported operating income to adjusted operating income for 2015.

Reporting Structure Details

During the fourth quarter, the Company modified its reporting structure to improve transparency into its business portfolio and align with the management structure. Going forward, the Company will report in five segments:

•	Engineered Support Structures (formerly Engineered Infrastructure Products)

•	Utility Support Structures

•	Coatings

•	Energy & Mining (newly created)

•	Irrigation

The modified structure includes four changes in the reportable segments:

First, the newly created Energy & Mining segment comprises the Access Systems and Offshore & Construction businesses (originally in the former Engineered Infrastructure Products Segment) and the Grinding Media business (originally in the “Other” Segment).

Second, the renamed Engineered Support Structures segment now comprises global lighting, traffic and wireless communication support structures, along with the highway safety business.

Third, the tubing business that was formerly in the “Other” segment is now reported in the Irrigation segment, reflecting the importance of agriculture to its revenue.

Fourth, there will no longer be an “Other” segment.

The Utility Support Structures and Coatings Segments were unaffected.

Fourth Quarter Segment Review

Infrastructure-related

Engineered Support Structures (31% of 4Q Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, and highway safety products.

Fourth quarter sales declined 15% to $193.4 million, including negative currency translation of $12.8 million. The same period in 2014 benefited from intercompany utility sales for an export order.

In North America, sales of lighting and traffic products were comparable to last year. Wireless communication structure sales were lower due to a major carrier postponing its network buildout.

In Europe, Middle East & Africa, lighting and traffic structure sales declined due the benefit of a one-time export project in the same period last year. Otherwise, sales in Europe were similar to last year.

In the Asia-Pacific region, wireless communication structure sales rose slightly, benefitting from China’s investment in its 4G wireless technology rollout. Other businesses in the region remained pressured by the weaker economic environment.

Adjusted operating income was $18.0 million or 9.3% compared with operating income of $20.9 million or 9.2% of segment sales in 2014. Volume deleverage and unfavorable currency translation effects accounted for the decline.

Utility Support Structures (27% of 4Q Sales)

Steel and concrete structures for the global electric utility industry.

Sales of $170.6 million decreased 21% year-over-year, due to the revenue impact of lower steel costs, a decline in Canada sales, and a less favorable project mix. International sales, while small, were lower than last year.

Adjusted operating income declined to $16.2 million from last year’s operating income of $19.0 million reflecting competitive pricing and an unfavorable sales mix of smaller structures. However, adjusted operating income as a percent of sales improved to 9.4% from operating income as a percent of sales of 8.8% in 2014, reflecting the positive impact of ongoing operational improvements in this segment taken place during the year.

Coatings Segment (12% of 4Q Sales)

Global galvanizing, painting and anodizing services.

Sales of $75.7 million were 5% lower than last year, due to lower sales in Asia Pacific and unfavorable currency translation effect of $4.8 million. In North America, increased sales to external customers offset the impact of lower internal volume.

Adjusted operating income of $12.9 million, or 17.0% of net sales, declined slightly from operating income of $13.6 million in 2014 due to weakness in international operations.

Energy and Mining Segment (12% of 4Q Sales)

Offshore structures, engineered access systems and grinding media.

Sales of $78.8 million declined 28% year-over-year and included negative currency translation of $15.8 million, or half of the decline. Offshore sales were negatively impacted by the significant decline in oil prices. Weak energy markets also weighed on Access Systems results in Asia Pacific. Grinding media revenues softened amid a decline in Australia mining activity.

Adjusted operating income was $0.8 million, or 1% of sales, reflecting a very unfavorable operating environment, specifically the influence of sharply lower oil and energy prices on sales and profitability.

Agriculture-related

Irrigation Segment (22% of 4Q Sales)

Agricultural irrigation equipment, parts, services and tubular products.

Irrigation Segment sales fell 19% to $137.5 million mostly due to reduced international irrigation equipment sales. North America irrigation equipment sales fell less than 10%, reflecting reductions in farm income and continued weak agricultural commodity prices. Contributing to the segment revenue decline was $10 million of currency translation effect, and a decline in tubing sales driven by lower steel prices and weaker industrial demand.

 Adjusted operating income was $16.2 million. Adjusted operating income as a percent of sales was 11.8%, only slightly lower than last year’s operating income as a percent of sales of 12.3%.

2016 Outlook:

2016 annual guidance and assumptions include:

•	Revenue: Slightly lower, which includes expectations for reduced irrigation sales

•	Diluted EPS: Up ~12-15% from 2015 adjusted EPS of $5.63 with first quarter results about flat and positive quarterly comparisons for the remainder of the year.

“Looking forward to 2016, we do not anticipate meaningful improvements in our end markets and are prioritizing operational excellence and cost reductions to drive increased earnings,” Mr. Bay said. “Additional expectations informing our current outlook include stable input costs and foreign exchange rates.”

“While the macro environment remains challenged, none of the positive long-term, global drivers for our businesses have changed. Efficient use of water for food production will only increase in urgency and economic growth cannot be sustained without investments in the world’s infrastructure. We believe we are well positioned to participate in these opportunities.”

An audio discussion of Valmont’s fourth quarter results will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 15296219 or via Webcast at 8:00 a.m. CDT February 18, 2016 at https://engage.vevent.com/rt/valmontindustries_ao~021816.  A replay is available through the above link or by telephone (855-859-2056 or 404-537-3406, Conference ID#: 15296219) beginning February 18, 2016 at 10:00 a.m. CDT through 12:00 p.m. CDT on February 25, 2016.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share amounts) (unaudited)
	Fourth Quarter		Year-to-Date
	13 Weeks Ended		52 Weeks Ended
	26-Dec-15	27-Dec-14	26-Dec-15	27-Dec-14
Net sales	$ 633,828	$ 763,136	$ 2,618,924	$ 3,123,143
Cost of sales	504,548	581,978	1,997,891	2,315,026
Gross profit	129,280	181,158	621,033	808,117
Selling, general and administrative expenses	119,510	114,869	447,368	450,401
Impairment of goodwill and intangible assets	26,770	-	41,970	-
Operating income (loss)	(17,000)	66,289	131,695	357,716
Other income (expense)
Interest expense	(11,141)	(11,573)	(44,621)	(36,790)
Interest income	901	1,253	3,296	6,046
Costs related to refinancing of debt	-	-	-	(38,705)
Other	2,879	2,169	2,637	(4,084)
	(7,361)	(8,151)	(38,688)	(73,533)
Earnings (loss) before income taxes and equity
in earnings of nonconsolidated subsidiaries	(24,361)	58,138	93,007	284,183
Income tax expense	4,554	16,583	47,427	94,894
Earnings (loss) before equity in earnings of
nonconsolidated subsidiaries	(28,915)	41,555	45,580	189,289
Equity in earnings of nonconsolidated subsidiaries	(247)	63	(247)	29
Net earnings (loss)	(29,162)	41,618	45,333	189,318
Less: Earnings attributable to non-controlling interests	(1,399)	(1,157)	(5,216)	(5,342)
Net earnings (loss) attributable to Valmont Industries, Inc.	$ (30,561)	$ 40,461	$ 40,117	$ 183,976

Average shares outstanding (000's) - Basic	22,892	24,253	23,288	25,719
Earnings (loss) per share - Basic	$ (1.34)	$ 1.67	$ 1.72	$ 7.15

Average shares outstanding (000's) - Diluted	22,892	24,409	23,405	25,932
Earnings (loss) per share - Diluted	$ (1.34)	$ 1.66	$ 1.71	$ 7.09

Cash dividends per share	$ 0.375	$ 0.375	$ 1.500	$ 1.375

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)
	Fourth Quarter 13 Weeks Ended		Year-to-Date 52 Weeks Ended
	26-Dec-15	27-Dec-14	26-Dec-15	27-Dec-14

Net sales
Engineered Support Structures	$ 193,383	$ 227,840	$ 771,453	$ 810,074
Energy and Mining	78,764	109,675	337,859	443,983
Utility Support Structures	170,623	216,074	674,577	825,016
Coatings	75,731	79,790	302,385	333,853
Infrastructure products	518,501	633,379	2,086,274	2,412,926

Irrigation	137,546	169,979	612,201	846,326
Other	1,046	1,980	7,247	10,108
Less: Intersegment sales	(23,265)	(42,202)	(86,798)	(146,217)
Total	$ 633,828	$ 763,136	$2,618,924	$ 3,123,143

Operating Income (loss)
Engineered Support Structures	$ 13,850	$ 20,878	$ 59,592	$ 66,024
Energy and Mining	(21,523)	6,043	(18,762)	41,342
Utility Support Structures	(2,414)	19,012	37,847	95,118
Coatings	5,363	13,661	27,369	60,921
Infrastructure products	(4,724)	59,594	106,046	263,405

Irrigation	8,305	20,962	84,537	151,508
Other	(6,039)	(690)	(9,802)	(1,535)
Corporate	(14,542)	(13,577)	(49,086)	(55,662)
Total	$ (17,000)	$ 66,289	$ 131,695	$ 357,716

The backlog of orders for the principal products manufactured and marketed was $516.4 million at the end of the 2015 fiscal year and $553.8 million at the end of the 2014 fiscal year. We anticipate that most of the backlog of orders will be filled during fiscal year 2016. At year-end, the segments with backlog were as follows (dollar amounts in millions):

	26-Dec-15	27-Dec-14
Engineered Support Structures	$148	$ 170
Energy and Mining	37	51
Utility Support Structures	245	280
Irrigation	87	53
Coatings	-	-
Other	-	-
	$ 517	$ 554

Valmont has aggregated its business segments into five reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, and roadway safety.

Energy and Mining: This segment includes the manufacture of access systems applications, forged steel grinding media, and offshore oil and gas and wind energy structures;

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide and tubular products for industrial customers.

The distribution of industrial fasteners business and certain other product lines (each under 10% of consolidated sales) are included in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	26-Dec-15	27-Dec-14
ASSETS
Current assets:
Cash and cash equivalents	$ 349,074	$ 371,579
Accounts receivable, net	466,443	536,918
Inventories	340,672	359,522
Prepaid expenses	46,137	56,912
Refundable and deferred income taxes	24,526	68,010
Total current assets	1,226,852	1,392,941
Property, plant and equipment, net	532,489	606,453
Goodwill and other assets	640,087	730,274
	$ 2,399,428	$2,729,668

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 1,077	$ 1,181
Notes payable to banks	976	13,952
Accounts payable	179,983	196,565
Accrued expenses	175,947	176,430
Dividend payable	8,571	9,086
Total current liabilities	366,554	397,214
Long-term debt, excluding current installments	763,964	766,654
Other long-term liabilities	303,699	315,395
Shareholders' equity	965,211	1,250,405
	$ 2,399,428	$2,729,668

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited) and dollars in thousands

	Year to Date	Year to Date
	26-Dec-15	27-Dec-14
Cash flows from operating activities
Net Earnings	$ 45,333	$ 189,318
Depreciation and amortization	91,144	89,328
Impairment of assets - restructuring activities	19,836	-
Impairment of goodwill and trade names	41,970	-
Change in working capital	71,891	(98,376)
Other	2,093	(6,174)
Net cash flows from operating activities	272,267	174,096

Cash flows from investing activities
Purchase of property, plant, and equipment	(45,468)	(73,023)
Acquisitions, net of cash acquired	(12,778)	(185,710)
Other	10,075	1,870
Net cash flows from investing activities	(48,171)	(256,863)

Cash flows from financing activities
Proceeds from long-term borrowings	68,000	652,211
Principal payments on long-term borrowings	(69,098)	(357,858)
Purchase of treasury shares	(168,983)	(395,045)
Dividends paid	(35,357)	(32,443)
Other	(14,567)	(6,621)
Net cash flows from financing activities	(220,005)	(139,756)
Effect of exchange rates on cash and cash equivalents	(26,596)	(19,604)
Net change in cash and cash equivalents	(22,505)	(242,127)
Cash and cash equivalents - beginning of year	371,579	613,706
Cash and cash equivalents - end of period	$ 349,074	$ 371,579

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)
The non-GAAP tables below disclose the 2015 impact on (a) diluted earnings per share of (1) restructuring costs, (2) goodwill and trade name impairment charges, and (3) other non-recurring expenses  (b) operating income of restructuring costs, impairments, and non-recurring expenses (c) segment operating income of restructuring costs, impairments, and non-recurring expenses. For 2014, the non-GAAP table discloses the impact on dilulted earnings per share of (1) the debt refinancing activities and (2) the non-cash mark-to-market for our shares of Delta EMD.  Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Fourth Quarter Ended Dec. 26, 2015	Diluted earnings per share	Year-to-Date Dec. 26, 2015	Diluted earnings per share
Net earnings (loss) attributable to Valmont Industries, Inc. - as reported	$ (30,561)	$ (1.34)	$ 40,117	$ 1.71

Restructuring expenses - after tax	11,521	0.50	28,167	1.20

Impairment of goodwill and trade names - after tax	26,770	1.16	40,140	1.72

Other non-recurring charges - after-tax *	23,374	1.02	23,374	1.00

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 31,104	$ 1.35	$ 131,798	$ 5.63
Average shares outstanding (000's) - Diluted		23,018		23,405

	Fourth Quarter Ended Dec. 27, 2014	Diluted earnings per share	Year-to-Date Dec. 27, 2014	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 40,461	$ 1.66	$ 183,976	$ 7.09

Costs related to refinancing of debt - after tax	-	-	24,171	0.93

Fair market value adjustment, Delta EMD - after-tax	(1,063)	(0.04)	3,796	0.15

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 39,398	$ 1.62	$ 211,943	$ 8.17
Average shares outstanding (000's) - Diluted		24,409		25,932

	Fourth Quarter Ended Dec. 26, 2015		Year-to-Date Dec. 26, 2015
Operating Income Reconciliation
Operating income (loss) - as reported	$ (17,000)		$ 131,695

Restructuring expenses - before tax	16,009		39,852

Impairment of goodwill and trade names - before tax	26,770		41,970

Other non-recurring charges*	24,010		24,010

Adjusted Operating Income	$ 49,789		$ 237,527

Net Sales	$ 633,828		$ 2,618,924

Operating Income as a % of Sales	-2.7%		5.0%

Adjusted Operating Income as a % of Sales	7.9%		9.1%

	For the Fourth Quarter Ended Dec. 26, 2015
Segment Operating Income Reconciliation	Engineered Support Structures	Energy & Mining	Utility Support Structures	Coatings	Irrigation	Other/ Corporate

Operating income (loss) - as reported	$ 13,850	$ (21,523)	(2,414)	5,363	8,305	(20,581)

Restructuring expenses	4,159	2,353	1,578	1,005	876	6,037

Other non-recurring charges*	-	-	17,001	-	7,009	-

Impairment of goodwill and trade names	-	19,640	-	6,530	-	600

Adjusted Operating Income	$ 18,009	$ 470	$ 16,165	$ 12,898	$ 16,190	$ (13,944)

Net sales	$ 193,383	78,764	170,623	75,731	137,546

Operating Income as a % of Sales	7.2%	-27.3%	-1.4%	7.1%	6.0%	NM

Adjusted Operating Income as a % of Sales	9.3%	0.6%	9.5%	17.0%	11.8%	NM
 * Other non-recurring charges (pre-tax) are the provision for the Utility commercial settlement and the allowance for doubtful China receivable (Irrigation).
  On an after-tax basis, the line also includes $7.1 million of deferred income tax expense due to a 2% decrease in the U.K. corporate tax rate.
  NM - Not Meaningful